SCHEDULE A

Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated at the rate shown below based on the average daily net assets that are subject to the Subadviser's investment discretion in the relevant funds.

FUND                                           RATE

AZL Oppenheimer Global Fund                    0.60% on the first $10 million
                                               0.50% on the next $90 million
                                               0.45% thereafter

AZL Oppenheimer International Growth Fund      0.65% on the first $10 million
                                               0.60% on the next $90 million
                                               0.50% thereafter

ACKNOWLEDGED:

ALLIANZ INVESTMENT MANAGEMENT LLC        OPPENHEIMERFUNDS, INC.
By:             /s/ Brian Muench         By:        Christine J. Loftus
                -----------------------             -----------------------
Name:           Brian Muench             Name:      Christine J. Loftus
                -----------------------             -----------------------
Title           Vice President           Title      Vice President
                -----------------------             -----------------------



                                                      Updated:  January 26, 2009